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                                                              EXHIBIT 10.29

                          SECOND AMENDMENT TO SUBLEASE

         This Second Amendment to Sublease is dated this 31st day of December, 2002 by and between SatCon Technology Corporation, a Delaware corporation, having a place of business at 161 First Street, Cambridge, Massachusetts 02142 ("Sublandlord") and EPIX Medical, Inc., a Delaware corporation, having a place of business at 161 First Street, Cambridge, Massachusetts 02142 ("Subtenant").

                                   BACKGROUND

         WHEREAS, Sublandlord and Subtenant are parties to a certain Sublease dated as of October 31, 1997, as amended by that First Amendment to Sublease, dated July 15, 1998, and as further amended by that certain Letter dated June 30, 1999 (collectively, the "Sublease") with respect to approximately 13,310 rentable square feet (the "Sublease Premises") located at 161 First Street, Cambridge, Massachusetts (the "Building"). Sublandlord is a tenant in the Building pursuant to that certain Lease between Sublandlord, as tenant, and The Bullfinch Companies, Inc., as landlord ("Prime Landlord"), as amended by that certain First Amendment to Lease dated June 22, 1998 (the "Prime Lease").

         WHEREAS, Sublandlord and Subtenant desire to amend the Sublease again to, among other matters, extend the term thereof and to provide for an opportunity for Subtenant to lease additional space within the Premises, subject to the consent of the Prime Landlord.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Sublandlord and Subtenant hereby agree as follows:

1. EXTENDED TERM; RENT. The term of the aforementioned Sublease is hereby extended from January 1, 2003 through and including October 31, 2003 ("Extended Term"). All of the terms and conditions of the Sublease shall remain in full force and effect during the Extended Term, provided, however, that, commencing on January 1, 2003 and continuing through the expiration of the Extended Term, the Monthly Fixed Rent for the Sublease Premises (which consists of 9,358 square feet on floor three and 3,952 square feet on floor one) shall be the annual gross rental rate of $29.25 per rentable square foot which includes Subtenant's share of the cost of electricity for lighting and power outlets provided to the Subleased Premises pursuant to Section 5.1.2 of the Prime Lease).

2. The Sublease is intended to be a gross sublease agreement. Section 3.2 of the Sublease is hereby deleted, together with all references to "Expense Pass Throughs".


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3. RIGHT OF FIRST OFFER.
         (a) Subtenant is hereby granted a right of first offer ("Right of First Offer") to lease an additional half floor (approximately 3,952 square feet) of Sublandlord's premises in the Building on either the first or second floors ("First Offer Space"), at Sublandlord's option. In order to exercise Subtenant's Right of First Offer, Subtenant shall provide Sublandlord with sixty (60) days' prior written notice ("Subtenant's Notice"). Sublandlord shall make the First Offer Space available to Subtenant on such date which is not more than sixty
(60) days following the date of Subtenant's Notice. On or before the date which is ten (10) days following the date of Subtenant's Notice, Sublandlord shall notify Subtenant in writing, advising Subtenant as to which space shall be deemed the First Offer Space, and the date of delivery for the First Offer Space.

         (b) The First Offer Space shall be incorporated within the existing Sublease Premises at the same rental rate and on the same terms and conditions as the existing Sublease, as amended by this Second Amendment. The First Offer Space shall be delivered to Subtenant free of all other tenants and occupants, and in broom clean "as is" condition; provided, however, that in the event Sublandlord provides Subtenant with First Offer Space located on the second floor, Sublandlord shall deliver the First Offer Space properly demised in accordance with all applicable laws, codes and regulations.

         (c) At the time of delivery of the First Offer Space, Sublandlord shall provide Subtenant with a proportional number of additional parking spaces in the parking lot serving the Building at the then existing market rate.

4. BROKERS. Each of Sublandlord and Subtenant warrants and represents to the other that neither party has dealt with any broker other than Spaulding and Slye and McCall & Almy (the "Brokers") in connection with this Second Amendment and that no other person or broker is entitled to a broker's commission or finder's fee in connection with the negotiation of this Second Amendment or the consummation of the transaction contemplated hereby, and Sublandlord and Subtenant each agree to, at its own sole cost and expense, defend the other and hold the other harmless and indemnify the other from and against all damages, claims, losses and liabilities, including legal fees, incurred by the other, arising out of or resulting from the breach of this representation and warranty. Sublandlord shall be responsible for any commissions due the Brokers in connection with the execution of this Second Amendment.

5. NO DEFAULTS. Sublandlord and Subtenant each represents and warrants that the Sublease is in full force and effect and that no default of the other party currently exists under the terms of the Sublease. Sublandlord hereby represents and warrants that the Prime Lease is in full force and effect and that no default of either Sublandlord or Prime Landlord currently exists under the terms of the Prime Lease.


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6.       CONDITION OF SECOND AMENDMENT.
See Consent to Second Amendment to Sublease dated December 31, 2002 by and among Sublandlord, Subtenant and Prime Landlord.

4.7. BALANCE OF SUBLEASE TERMS IN FULL FORCE AND EFFECT. All of the terms and conditions of the Sublease and First Amendment to Sublease that are not affected by these provisions shall continue in full force and effect during the extended term hereof Extended Term.

         EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

         Sublandlord:

         SatCon Technology Corporation


         By: /s/ Michael C. Turmelle
             ---------------------------------
             Michael C. Turmelle
             Title: Chief Operating Officer

         Subtenant:

         EPIX Medical, Inc.

         By: /s/ Peyton J. Marshall
             ---------------------------------
             Peyton J. Marshall
             Title: Senior Vice President and Chief Financial Officer


Consented and Approved by:

See Consent to Second Amendment to Sublease dated December 31, 2002 by and among Sublandlord, Subtenant and Prime Landlord.